Exhibit 99.1


Kaman Corporation
Bloomfield, CT  06002
(860) 243-7100                                                        NEWS
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                                                       KAMAN [GRAPHIC OMITTED]


           KAMAN CORPORATION ANNOUNCES PROPOSAL TO SIMPLIFY CAPITAL
                       STRUCTURE TO ONE SHARE/ONE VOTE

          SEPARATELY, THE COMPANY INCREASES ANNUAL DIVIDEND BY 13.6%

         BLOOMFIELD, CONNECTICUT, (June 7, 2005) - Kaman Corporation (NASDAQ:
KAMNA) today announced that it has entered into an agreement with certain members of the Kaman family that contemplates a proposed recapitalization which would simplify the corporation's capital structure and enhance its corporate governance by eliminating the existing two-class structure of common stock.

         In the proposed recapitalization, a single class of voting common stock will replace the existing non-voting Class A common stock and voting Class B common stock. Specifically, the approximately 22.1 million shares of Class A common stock would each remain outstanding as one share of voting common stock and the approximately 668,000 shares of Class B common stock would each be converted into 1.95 shares of voting common stock. Alternatively, the Class B common stockholders would be able to elect instead to convert each of their Class B shares into one share of voting common stock and receive $14.76 (which represents .95 times the average closing price of one share of Class A common stock over the last ten trading days).

         At the closing of the proposed recapitalization, the holders of the existing Class A non-voting common stock will own approximately 94.5% to 97.1% of the then outstanding voting common stock of Kaman, depending on the extent to which holders of the Class B common stock make the part stock/part cash election. The proposed recapitalization is anticipated to be completed by the end of the third quarter of 2005.

         The corporation's Board of Directors also approved an increase in its expected annual dividend from $.44 to $.50 per share. The dividend increase is effective immediately and is not contingent on the completion of the proposed recapitalization. The corporation expects that the annual dividend will be declared and paid in quarterly dividends of equal amounts, subject to the Board's periodic review of its dividend policy and consistent with Kaman's recent dividend payment schedule. Accordingly, the board today declared a regular quarterly dividend of 12.5 cents per share on shares of Kaman common stock. The dividend will be paid on July 11, 2005 to shareholders of record on June 27, 2005.


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Kaman Corporation
June 7, 2005


         "We are very pleased to come to this agreement with the Kaman family to simplify Kaman's capital structure," stated Paul R. Kuhn, Kaman's chairman, president and chief executive officer. Kuhn added, "The proposed recapitalization will provide Kaman with a more traditional capital structure with a minimal impact on current Class A shareholders, and will provide equal voting rights to all shareholders.

         Mr. Kuhn added, "For the past few years, we have taken the actions necessary to position Kaman for the future. Our strong operational and financial performance in the first quarter of 2005 reflects the benefits of these efforts, and we believe the proposed recapitalization will better enable this performance to be reflected in the price of the company's shares."

         Kuhn also noted, "Kaman has paid a cash dividend to its shareholders each quarter since 1971 and has maintained the current dividend rate for the past sixteen years. The increase we are announcing today is a reflection of the progress the Board and management believe has been made over the past several years and our confidence in the company's competitive position in the principal markets we serve."

         The proposed recapitalization is subject to customary closing conditions, including the vote of more shares of Class A common stock in favor than against the recapitalization and the vote of more shares of Class B common stock in favor than against the recapitalization, each such class voting separately. The members of the Kaman family that are party to the recapitalization agreement have agreed to vote all of their shares of Kaman stock, representing approximately 81.5% of the outstanding shares of Class B common stock and approximately 2.7% of the outstanding shares of Class A common stock, in favor of the transaction. They have also agreed to vote their Class B common stock in favor of certain amendments to the corporation's certificate of incorporation that would become effective only if the recapitalization were to be completed and as to which only Class B shareholder approval would be required, and the Kaman family's vote would be sufficient to assure approval.

         Until Kaman distributes the proxy statement/prospectus for the proposed recapitalization to stockholders (but in any event for a period of not less than 35 days), and subject to certain conditions, the members of the Kaman family would be permitted under the recapitalization agreement to withdraw their support of the proposed recapitalization in order to accept a "qualifying alternative transaction" with a minimum value in cash or marketable publicly traded securities of not less than $46.62 per Class B common share, which would be made available to all Class B shareholders. Prior to being permitted to do so, however, the corporation's Board of Directors would be given the opportunity to approve a "substitute recapitalization proposal" with a minimum value per Class B common share of at least the value per share of the "qualifying alternative


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Kaman Corporation
June 7, 2005


transaction" plus $.65, with both all stock and part cash/part stock alternatives and subject to the same shareholder class votes as noted above. The Kaman family has agreed to support any "substitute recapitalization proposal" approved by the Board of Directors.

         A special committee of the corporation's Board of Directors comprised of independent directors who are also unaffiliated with the Kaman family was formed to evaluate and negotiate the recapitalization agreement with the Kaman family. The special committee retained separate advisors to consider the proposed recapitalization from the perspective of its two classes of common stock. Specifically, the special committee was advised by Evercore Partners, which delivered an opinion that the proposed recapitalization is fair, from a financial point of view, to the holders of the Class A stock (solely with respect to such Class A stock). The special committee was also advised by Houlihan Lokey Howard & Zukin, which delivered an opinion that the consideration to be received by the holders of the Class B stock in the proposed recapitalization is fair, from a financial point of view, to the holders of the Class B stock (solely with respect to such Class B stock). The special committee's legal advisor is Skadden Arps. The corporation's Board of Directors has approved the recapitalization agreement, based in part on the recommendation of the special committee that it do so.

         Additional details of the recapitalization and related matters, including the proposed amendments to Kaman's certificate of incorporation and by-laws, the terms and conditions of the Kaman family's ability to accept any "qualifying alternative transaction", the terms and conditions of any "substitute recapitalization proposal" and other provisions of the recapitalization agreement, including indemnification and expense reimbursement provisions, can be found by reviewing the recapitalization agreement, which is being filed with the Securities and Exchange Commission today by Kaman as an exhibit to a Form 8-K.

         Kaman will host an investor call at 9:00 AM EDT, on June 8, 2005 to discuss the proposed recapitalization, the dividend increase, and related matters. Interested parties can access the call by dialing (888) 277-8128.

         This conference call will also be simultaneously broadcast live over the Internet. Listeners can access the conference call live and archived over the Internet through a link at:

                             http://www.kaman.com
                             --------------------

         Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends, through June 15, 2005. The replay will be available on the Company's website or by dialing
(877) 519-4471, passcode: 6136358.


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Kaman Corporation
June 7, 2005


         Based in Bloomfield, Conn., Kaman Corporation conducts business in the aerospace, industrial distribution and music markets. Kaman operates its aerospace business through its Aerostructures, Fuzing, and Helicopters divisions and its Kamatics subsidiary providing subcontract aerostructure manufacturing for military and commercial aircraft, missile and bomb fuzing products, SH-2G and K-MAX helicopters, and proprietary aircraft bearings and products. Principal aerospace facilities are located in Connecticut, Florida and Kansas. Kaman is the third largest North American distributor of power transmission, motion control, material handling and electrical components and a wide range of bearings offered to a customer base of more than 50,000 customers representing a highly diversified cross-section of North American industry, with principal facilities in Alabama, California, Connecticut, New York, Indiana, Kentucky and Utah. Kaman is also the largest independent distributor of musical instruments and accessories, offering more than 17,500 products for amateurs and professionals, with principal facilities in Arizona, Connecticut, California, New Jersey and Tennessee.

                                    * * *

Forward-Looking Statements
--------------------------

         This release may contain forward-looking information relating to the corporation's business and prospects, including aerostructures and helicopter subcontract programs and components, advanced technology products, the SH-2G and K-MAX helicopter programs, the industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the corporation does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the corporation, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program;


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Kaman Corporation
June 7, 2005


9) satisfactory results of negotiations with NAVAIR concerning the corporation's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the corporation's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) successful replacement of the Corporation's revolving credit facility upon its expiration in November 2005; 18) risks associated with the course of litigation; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 20) the effects of currency exchange rates and foreign competition on future operations; and 21) other risks and uncertainties set forth in Kaman's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this release should be considered with these factors in mind. The corporation assumes no obligation to update any forward-looking statements contained in this release.

         Kaman intends to file with the Securities and Exchange Commission a Registration Statement on Form S-4, which will contain a proxy statement/prospectus in connection with the proposed recapitalization. The proxy statement/prospectus will be mailed to the stockholders of Kaman when it is finalized. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Such proxy statement/prospectus (when available) and other relevant documents may also be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or by request from the contact listed below.

         Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman's executive officers and directors. Further information regarding persons who may be deemed participants will be available in Kaman's proxy statement/prospectus to be filed with the Securities and Exchange Commission in connection with the proposed recapitalization.

Contact:  Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com
www.kaman.com